Westwood Holdings Group, Inc. 8-A12B

Exhibit 3.1

CERTIFICATE OF DESIGNATION

OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

WESTWOOD HOLDINGS GROUP, INC.

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

The undersigned hereby certifies that the following resolution was duly adopted by the board of directors of Westwood Holdings Group, Inc., a Delaware corporation (the “Corporation”), on May 2, 2021:

RESOLVED, that pursuant to the authority vested in the board of directors of the Corporation (the “Board”) by the Corporation’s Amended and Restated Certificate of Incorporation, as amended (the “Charter”), the Board hereby creates, authorizes and provides for the issue of a series of Preferred Stock, par value $0.01 per share, of the Corporation, to be designated “Series A Junior Participating Preferred Stock” (hereinafter referred to as the “Series A Preferred Stock”), initially consisting of 25,000 shares, and to the extent that the designations, powers, preferences and relative and other special rights and the qualifications, limitations or restrictions of the Series A Preferred Stock are not stated and expressed in the Charter, hereby fixes and herein states and expresses such designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions thereof, as follows:

Section 1.  Designation and Amount. The shares of such series shall be designated as “Series A Junior Participating Preferred Stock,” and the number of shares constituting such series shall be 25,000. Such number of shares may be increased or decreased by resolution of the Board; provided, however, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

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Section 2.  Dividends and Distributions.

(a)       Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock (as defined in the Charter) ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of common stock, par value $0.01 per share, of the Corporation (the “Common Stock”) shall be entitled to receive, when, as and if declared by the Board out of funds legally available for the purpose, quarterly dividends payable in cash on the last business day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $1,000 or (ii) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, plus 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation, at any time after May 2, 2021 (the “Rights Declaration Date”), (x) declares any dividend on Common Stock payable in shares of Common Stock, (y) subdivides the outstanding Common Stock or (z) combines the outstanding Common Stock into a smaller number of shares, then in each case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b)       The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in Section 2(a) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided, however, that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior to and superior to the shares of Series A Preferred Stock with respect to dividends, a dividend of $1.00 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(c)       Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than sixty (60) days prior to the date fixed for the payment thereof.

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Section 3.  Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

(a)       Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation at any time after the Rights Declaration Date (i) declares any dividend on Common Stock payable in shares of Common Stock, (ii) subdivides the outstanding Common Stock or (iii) combines the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b)       Except as otherwise provided herein or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote collectively as one class on all matters submitted to a vote of stockholders of the Corporation.

(c) (i) If at any time dividends on any Series A Preferred Stock shall be in arrears in an amount equal to or greater than six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a “default period”) which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred Stock (including holders of the Series A Preferred Stock) with dividends in arrears in an amount equal to or greater than six (6) quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two (2) directors.

(ii)       During any default period, such voting right of the holders of Series A Preferred Stock may be exercised initially at a special meeting called pursuant to Section 3(c)(iii) below or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that such voting right shall not be exercised unless the holders of ten percent (10%) in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting rights. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect directors to fill such vacancies, if any, in the Board as may then exist up to two (2) directors or, if such right is exercised at an annual meeting, to elect two (2) directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect directors in any default period and during the continuance of such period, the number of directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Preferred Stock.

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(iii)       Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect directors, the Board may order, or any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the Chairman of the Board, or the Chief Executive Officer of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this Section 3(c)(iii) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him or her at his or her last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than ten (10) days and not later than fifty (50) days after such order or request, or in default of the calling of such meeting within fifty (50) days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this Section 3(c)(iii), no such special meeting shall be called during the period within fifty (50) days immediately preceding the date fixed for the next annual meeting of the stockholders.

(iv)       In any default period, the holders of Common Stock, and, if applicable, other classes of capital stock of the Corporation, shall continue to be entitled to elect the whole number of directors until the holders of Preferred Stock shall have exercised their right to elect two (2) directors voting as a class, after the exercise of which right (A) the directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period and (B) any vacancy in the Board may (except as provided in Section 3(c)(ii) above) be filled by vote of a majority of the remaining directors theretofore elected by the holders of the class of capital stock which elected the director whose office shall have become vacant. References in this Section 3(c)(iv) to directors elected by the holders of a particular class of stock shall include directors appointed by such directors to fill vacancies as provided in clause (B) of the foregoing sentence.

(v)       Immediately upon the expiration of a default period, (A) the right of the holders of Preferred Stock as a class to elect directors shall cease, (B) the term of any directors elected by the holders of Preferred Stock as a class shall terminate and (C) the number of directors shall be such number as may be provided for in the Charter or the Corporation’s Amended and Restated Bylaws (as the same may be amended from time to time, the “Bylaws”) irrespective of any increase made pursuant to the provisions of Section 3(c)(ii) above (such number being subject, however, to change thereafter in any manner provided by law or in the Charter or the Bylaws). Any vacancies in the Board effected by the provisions of clauses (B) and (C) in the preceding sentence may be filled by a majority of the remaining directors.

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(d)       Except as set forth herein or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4.  Certain Restrictions.

(a)       Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 above are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i)       declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of capital stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock other than (A) such redemptions or purchases that may be deemed to occur upon the exercise of stock options, warrants or similar rights or grant, vesting or lapse of restrictions on the grant of any performance shares, restricted stock, restricted stock units or other equity awards to the extent that such shares represent all or a portion of (x) the exercise or purchase price of such options, warrants or similar rights or other equity awards or (y) the amount of withholding taxes owed by the holder of such award in respect of such grant, exercise, vesting or lapse of restrictions; (B) such purchases necessary to satisfy the issuance of any shares upon the exercise or to satisfy the vesting and settlement of any options, warrants or similar rights or other equity awards pursuant to the terms of the Corporation’s equity plans maintained for the benefit its employees, directors and other service providers; or (C) the repurchase, redemption or other acquisition or retirement for value of any such shares from employees, directors, former directors, consultants or former consultants of the Corporation or their respective estate, spouse, former spouse or family member, pursuant to the terms of the agreement pursuant to which such shares were acquired;

(ii)       declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)       redeem or purchase or otherwise acquire for consideration shares of any capital stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock; provided, that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any capital stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

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(iv)       purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of capital stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board) to all holders of such shares upon such terms as the Board, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b)       The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Section 4(a) above, purchase or otherwise acquire such shares at such time and in such manner.

Section 5.  Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board, subject to the conditions and restrictions on issuance set forth herein.

Section 6.  Liquidation, Dissolution or Winding Up.

(a)       Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of capital stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series A Liquidation Preference”). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Preferred Stock unless, prior thereto, the holders of shares of Common Stock have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 1,000 (as appropriately adjusted as set forth in Section 6(c) below to reflect such events as stock splits, reverse stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the “Adjustment Number”). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Preferred Stock and Common Stock, respectively, and the payment of liquidation preferences of all other shares of capital stock which rank prior to or on a parity with Series A Preferred Stock, holders of Series A Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

(b)       In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series A Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

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(c)       In the event the Corporation at any time after the Rights Declaration Date (i) declares any dividend on Common Stock payable in shares of Common Stock, (ii) subdivides the outstanding Common Stock or (iii) combines the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7.  Consolidation, Merger, Etc. In case the Corporation enters into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, for which or into which each share of Common Stock is exchanged or changed. In the event the Corporation at any time after the Rights Declaration Date (a) declares any dividend on Common Stock payable in shares of Common Stock, (b) subdivides the outstanding Common Stock or (c) combines the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8.  No Redemption. The shares of Series A Preferred Stock shall not be redeemable.

Section 9.  Ranking. The Series A Preferred Stock shall rank junior to all other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets, whether or not upon the dissolution, liquidation or winding up of the Corporation, unless the terms of any such series provides otherwise.

Section 10. Amendment. The Charter shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds of the outstanding shares of Series A Preferred Stock, voting separately as a class.

Section 11. Fractional Shares. Series A Preferred Stock may be issued in fractions of a share that entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of holders of Series A Preferred Stock.

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IN WITNESS WHEREOF, the Corporation has executed this Certificate of Designation as of May 2, 2021.

WESTWOOD HOLDINGS GROUP, INC.

By:	/s/ Brian O. Casey
Name:	Brian O. Casey
Title:	President & Chief Executive Officer